Exhibit (a)(4)

                             ARTICLES SUPPLEMENTARY
                                       to
                            ARTICLES OF INCORPORATION
                                       of
                              FAIRHOLME FUNDS, INC.

     Fairholme Funds, Inc., a Maryland corporation having its principal office within the State of Maryland in the City of Baltimore (hereinafter called the "Corporation"), certifies that:

     FIRST: The Board of Directors of the Corporation hereby increases the aggregate number of shares of capital stock that the Corporation has authority to issue by 100,000,000 shares and classifies 25,000,000 of such additional shares as 25,000,000 shares of common stock of the Fairholme Fund, a series of the Corporation, par value $.0001 per share.

     SECOND: The shares of common stock of the Fairholme Fund, as so classified by the Corporation's Board of Directors, shall have the relative preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of shares of common stock of the Fairholme Fund as set forth in Article EIGHTH, Section 8.1, of the Corporation's Articles of Incorporation and shall be subject to all provisions of the Articles of Incorporation relating to stock of the Corporation generally.

     THIRD: A. Immediately before the increase in authorized capital stock provided for herein, the total number of shares of stock that the Corporation had authority to issue was 100,000,000 shares, par value $.0001 per share, with an aggregate par value of $10,000, classified as 100,000,000 shares of common stock of the Fairholme Fund.

          B. Immediately after the increase in authorized capital stock provided for herein, the total number of shares of stock that the Corporation has authority to issue is 200,000,000 shares, par value $.0001 per share, 125,000,000 of which such shares are classified as 125,000,000 shares of common stock of the Fairholme Fund.

     FOURTH: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

     FIFTH: The total number of shares that the Corporation has authority to issue has been increased by the Board of Directors of the Corporation in accordance with Section 2-105(c) of the Maryland General Corporation Law.

     SIXTH: The shares aforesaid have been duly classified by the Corporation's Board of Directors pursuant to authority and power contained in the Corporation's Articles of Incorporation.

     IN WITNESS WHEREOF, Fairholme Funds, Inc. has caused these Articles Supplementary to be executed by its President and attested by its Secretary and its corporate seal to be affixed on this 11 day of April, 2006. The President of the Corporation who signed these Articles Supplementary acknowledges them to be the act of the Corporation and states under the penalties of perjury that to the best of his knowledge, information and belief the matters and facts relating to approval hereof are true in all material respects.

                                        FAIRHOLME FUNDS, INC.


                                        By: /s/ Bruce R. Berkowitz
                                            ----------------------
                                            Name:  Bruce R. Berkowitz
                                            Title: President

Attested: /s/ Keith D. Trauner
          --------------------
          Name:  Keith D. Trauner
          Title: Secretary

SK 22146 0003 653667